Insider Trading Policy Page -1- Exhibit 19 GATX CORPORATION INSIDER TRADING POLICY Effective: October 25, 2024 Purpose Federal laws and regulations prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. GATX Corporation (including its subsidiaries and affiliates, the Company GATX governing insider trading. Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities. Persons Subject to the Policy This Insider Trading Policy (the Policy ) applies to all officers and other employees of GATX and all members of the GATX Board Board . refers to those individuals nder Section 16 of the Securities Exchange Act . In addition, this Policy applies to Family Members (as defined below) and Controlled Entities (as defined below) of a person covered by this Policy. From time to time, the Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information. Family Members or Members of Household. If you are covered by this Policy, the Policy also applies to your family members who reside with you (including your spouse, children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in GATX securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in GATX securities Family Members your Family Members and, therefore, should make them aware of the need to confer with you before they trade in GATX securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if they were for your own account. Controlled Entities. If you are covered by this Policy, the Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as Controlled Entities purposes of this Policy and applicable securities laws as if they were for your own account. Transactions Subject to the Policy This Policy applies to a broad range of transactions (including, but not limited to, purchases, sales and gifts) in any type of securities, including common stock, options to purchase common stock, performance shares, preferred stock, debt, and any other type of securities that GATX or another company may issue, including (but not limited to) convertible debentures and warrants, as well as derivative securities that are not issued by the company, such as exchange-traded put or call options or swaps relating to securities. Purchase sale includes not only the actual purchase of a security, but also any contract to purchase or otherwise contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions,

Insider Trading Policy Page -2- including conventional cash-for-stock transactions, conversion, the exercise of stock options or warrants, puts, calls, pledging and margin loans, or other derivative securities. Statement of Policy Unless otherwise permitted by this Policy, no director, officer or other employee of GATX (or any other person designated by this Policy or by the General Counsel or his or her designee in the Law Compliance Officer as being subject to this Policy) shall: 1. Purchase, sell, gift or otherwise transfer any security of the Company while in possession of material nonpublic information about the Company; 2. Purchase, sell, gift or otherwise transfer any security of any other company while in possession of material nonpublic information about the other company obtained in connection with your employment by or service to the Company; 3. Directly or indirectly communicate material nonpublic information to anyone outside the Company including (but not limited to) family, friends, business associates, investors, contractors and consultants, unless any such disclosure is made in accordance with the Company s policies regarding the protection or authorized external disclosure of information regarding GATX; or 4. Directly or indirectly communicate material nonpublic information to anyone within GATX whose jobs do not require them to have that information. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company s reputation for adhering to the highest standards of conduct. Definition of Material Non-Public Information Material Information. Information is considered mater if there is a substantial likelihood that a reasonable investor would consider that information important in making an investment decision with respect to securities, including how to vote or whether to buy, hold or sell securities. Any information that could be expected to affect a company s stock price, whether it is positive or negative, should be considered to be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Material information can Also, information that something is likely to happen in the future or even just that it may happen could be deemed material. While it is not possible to define all categories of material information, some examples of information that might be regarded as material include (but are not limited to): Earnings and related financial performance information; Projections of future earnings or losses, or other earnings guidance; Performance against or changes to previously announced earnings guidance, or the decision to suspend earnings guidance; Pending or proposed (i) mergers, acquisitions, tender offers or joint ventures, (ii) purchases or sales of significant assets or (iii) restructurings; Write-downs of assets or additions to reserves for bad debts or contingent liabilities; Changes in credit ratings;

Insider Trading Policy Page -3- Changes in dividend policy; New equity or debt offerings or other significant financing transactions; Implementation, suspension or termination of a share repurchase program; Changes in pricing or cost structure; Changes in senior management; A change in auditors or notification that the auditor s reports may no longer be relied upon; Important business developments, including developments with customers or suppliers; Developments in pending or threatened significant litigation or regulatory actions, or the resolution of such litigation or actions; Cybersecurity or data security incidents; Impending bankruptcy or the existence of severe liquidity problems; and The imposition of a special blackout on trading in GATX securities or the securities of another company. When in doubt as to the materiality of information, do not trade and consult with the Compliance Officer. While you are encouraged to consult with the Compliance Officer, you should be aware that the Compliance Officer cannot provide you with personal legal advice, and the Compliance Officer s approval is not a legal opinion that a transaction is lawful. When Information is Considered Public. Information that has not been disclosed by a company to the investing public is generally considered to be non-public information. In order to establish that information has been disclosed to the public, the information must be widely disseminated in a manner making it generally available to investors, such as by means of a press release through the newswire services, an announcement through national media, a conference call which is open to anyone to join and for which adequate advance notice is provided (e.g., a quarterly earnings call) or a filing with the U.S. SEC . The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until a full trading day has passed since the information is released. For example, if the Company discloses material information to the investing public before the stock market opens on a Thursday, you must not trade GATX securities prior to Friday, but if the Thursday disclosure is made after the stock market opens, then you must not trade prior to the following Monday. Individual Responsibility Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about GATX and not to engage in transactions in GATX securities or the securities of another company while in possession of material non-public information about GATX or that other company. Such information is also subject to the provisions of the GATX Code of Conduct and Confidential Information Policy. Each individual is responsible for making sure that he or she complies with this Policy and that any Family Member or Controlled Entity also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does

Insider Trading Policy Page -4- not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading Consequences of Violations. Exempt Transactions This Policy, except for the provisions set forth in the Special and Prohibited Transactions section below, does not apply to: transactions directly with the Company; gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance; transactions related to equity incentive awards without any open-market sale of sec stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units); -to- nt to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with the vesting of equity awards (other than stock options); transactions under a pre-cleared Rule 10b5-1 Plan; purchases of GATX securities under the GATX dividend reinvestment plan resulting from your reinvestment of dividends paid on GATX securities (but this Policy does apply, however, to any voluntary purchases of GATX securities resulting from additional contributions you choose to make to the dividend reinvestment plan and to your sale of any GATX securities purchased pursuant to the plan). This Policy applies to certain elections you may make under the 401(k) plan, including: (a) an election to make an intra-plan transfer of an existing account balance out of the GATX stock fund and (b) an election to withdraw from, or borrow money against, your 401(k) plan account if the withdrawal or loan will result in a liquidation of some or all of your GATX stock fund balance. Special and Prohibited Transactions Short Sales. Short sales of GATX securities (i.e., the sale of a security that the seller does not yet own) may evidence an expectation on the part of the seller that the securities will decline in value and, therefore, have the potential to signal to the market that the seller lacks confidence in the Company s prospects. In addition, short sales may reduce a seller s incentive to seek to improve the Company s performance. For these reasons, short sales of GATX securities are prohibited. Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material non-public information and focus a director s, officer s or other employee s attention on short- term performance at the expense of the Company s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own GATX securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

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Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in GATX securities, directors, officers and other employees are prohibited from holding GATX securities in a margin account or otherwise pledging GATX securities as collateral for a loan.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material non-public information. The Company therefore discourages placing standing or limit orders on GATX securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading "Additional Procedures."

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with insider trading laws, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. All officers, members of the Board and other persons the Compliance Officer may designate in writing from time to time, as well as the Family Members and Controlled Entities of such persons, must obtain pre-clearance from the Compliance Officer (or, in the case of proposed transactions by the General Counsel, the Chief Executive Officer) before engaging in any transactions involving GATX securities. A request for pre-clearance should be submitted in writing to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the Compliance Officer grants pre-clearance, the transaction must be effected within three business days after the date of such pre-clearance. If the transaction is not effected within such time frame, the requestor is again required to submit the transaction to the Compliance Officer for pre-clearance. When a request for pre-clearance is made, the requestor should identify the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, gift, an option exercise, etc.), the proposed date of the transaction, and the number of shares or other securities to be involved. In addition, the requestor must certify that he or she is not aware of any material non-public information about the Company. The requestor should also indicate whether he or she has effected any non-exempt "opposite-way" transactions within the past six months, and directors and officers should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. Notwithstanding receipt of pre-clearance, if the person who has received pre-clearance becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

None of the Company, the Compliance Officer or the Company's other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance. Notwithstanding any pre-clearance of a transaction, none of the Company, the Compliance Officer or the Company's other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction. You should be aware that the Compliance Officer cannot provide you with personal legal advice and the approval by the Compliance Officer is not a legal opinion that a transaction is lawful.

Quarterly Blackout Periods. Officers, directors and other persons designated by the Compliance

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Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving GATX securities (other than as specified by this Policy), during a "blackout period." Quarterly blackout periods begin fifteen (15) days prior to the expiration of each quarter and end after completion of the first full trading day after the public release of the Company's earnings results for that quarter or, with respect to the fourth quarter blackout period, if later, after the public release of the quarterly dividend payment amount based on the Board's annual evaluation of such amount. For example, if the Company's earnings are publicly released before the stock market opens on a Thursday, you must not trade GATX securities prior to Friday; however, if Thursday's earnings release is issued after the stock market opens, then you must not trade prior to the following Monday.

Special Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a limited number of directors, officers or other employees. So long as the event remains material and non-public, the persons designated by the Compliance Officer may not conduct any transactions involving GATX securities (other than as specified by this Policy). In that situation, the Compliance Officer may notify these persons that they should not trade in GATX securities, without disclosing the reason for the restriction. The existence of a special blackout period or extension of a quarterly blackout period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material non-public information.

Exceptions. Quarterly and special blackout periods do not apply to those transactions to which this Policy is not applicable as described above under the heading "Exempt Transactions." Further, the requirement for pre-clearance and quarterly and special blackout periods do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described below under the heading "Rule 10b5-1 Plans." The Compliance Officer may approve additional exceptions to the blackout period restrictions.

<u>Rule 10b5-1 Plans</u>

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan with a broker for transactions in GATX securities that meets certain conditions specified in the Rule (a "<u>10b5-1 Plan</u>"). If the plan meets the requirements of Rule 10b5-1, GATX securities may be purchased, sold or donated under the plan without regard to certain insider trading restrictions (other than those transactions described under "Special and Prohibited Transactions"). To comply with this Policy, a 10b5-1 Plan must be submitted to and preapproved by the Compliance Officer (or, in the case of the General Counsel's proposed 10b5-1 Plan, the Chief Executive Officer) and must:

- include a "cooling-off period" before trading can commence under the 10b5-1 Plan for
  - Section 16 reporting persons that extends to the later of 90 days after adoption or modification of the plan or two business days after the Company's filing of the Form 10-K or Form 10-Q covering the quarter in which the plan was adopted (in any event, the cooling-off period is subject to a maximum of 120 days after adoption or modification of the plan); and
  - Employees and any other persons, other than the Company, that extends 30 days after adoption or modification of the plan;

- for Section 16 reporting persons, include a representation in the 10b5-1 Plan that the Section 16 reporting person is (i) not aware of any material non-public information about the Company or GATX securities, and (ii) adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

- be entered into in good faith at a time when the individual is not in possession of material non-public information about the Company and not otherwise in a blackout period, and the person must act in good faith with respect to the plan throughout the duration of the plan;

- either (i) specify the amount, pricing and timing of all transactions under the Rule 10b5-1 Plan in

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Insider Trading Policy Page -7- advance or (ii) provide a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (iii) prohibit the individual from exercising any subsequent influence over the transactions; and comply with all other applicable requirements of Rule 10b5-1. Once the 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Once approved and implemented in accordance with this Policy, no further pre-approval of transactions conducted pursuant to the 10b5-1 Plan is required. The Compliance Officer may impose such other conditions on the implementation and operation of the 10b5-1 Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one 10b5-1 Plan at a time or adopt more than one single-trade 10b5-1 Plan during any consecutive 12-month period except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer. Although an individual may enter into a transaction in GATX securities outside of a Rule 10b5-1 Plan while the plan is in effect, any such transaction must be preapproved by the Compliance Officer. Modification or termination of an existing Rule 10b5-1 Plan is discouraged and must be preapproved by the Compliance Officer. An individual may modify or terminate a 10b5-1 Plan only outside of a blackout period and, in any event, when the individual does not possess material non- public information. A modification that changes the amount, pricing, or timing of transactions under the plan will be deemed a termination of the existing plan and adoption of a new plan, which would trigger a new cooling-off period, as noted above. The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a 10b5-1 Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a 10b5-1 Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a 10b5-1 Plan if the Compliance Officer or the Board, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company. Compliance of a 10b5-1 Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the 10b5-1 Plan are the sole responsibility of the person initiating the 10b5-1 Plan, and liability for any delay in reviewing and/or refusing to approve a 10b5-1 Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a 10b5-1 Plan. Post-Termination Transactions If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in GATX securities until that information has become public or is no longer material. Consequences of Violations Engaging in securities transactions while aware of material non-public information, or the disclosure of material non-public information to others who then trade securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, the U.S. Department of Justice and state enforcement authorities as well as by regulators in foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who provide inside information to others who trade, the U.S. federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, an individual s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee s failure to comply results in a violation of law. Even

Insider Trading Policy Page -8- where a law enforcement investigation does not result in prosecution, the investigation itself can tarnish a person s reputation and irreparably damage a career. Administration, Interpretation, Amendment and Implementation of this Policy The Compliance Officer shall be responsible for administration of this Policy. The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures, and all determinations and interpretations by the Compliance Officer shall be final and not subject to further review. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws. If you have any questions about this Policy or its application to any proposed transaction, you should contact the Compliance Officer for additional guidance. Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws. Certification of Compliance All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.